Exhibit 10(m)
Paul O’Malley Employment Arrangements

TXU Energy Holdings Company LLC (“TXU Energy”) employs Paul O’Malley as its Chairman of the Board, President and Chief Executive Officer. Mr. O’Malley is employed as an at-will employee of TXU Energy. TXU Energy pays Mr. O’Malley an annual salary equal to $475,000, and Mr. O’Malley is eligible for an annual bonus under the terms of the TXU Corp. Annual Incentive Plan and award grants under the TXU Corp. Long Term Incentive Compensation Plan (“LTIP”). In addition to the compensation described above, TXU Energy reimburses Mr. O’Malley for certain expatriate expenses, including payments for home lease, utilities, furniture rental, school tuition and fees and tax equalization.